Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2003 Stock Option Plan, 2014 Equity Incentive Plan, and 2014 Employee Stock Purchase Plan of Everyday Health, Inc. of our report dated February 24, 2014, except for Note 17, as to which the date is March 17, 2014, with respect to the consolidated financial statements of Everyday Health, Inc. included in its final Prospectus filed with the Securities and Exchange Commission on March 28, 2014 relating to Everyday Health, Inc.’s Registration Statement, as amended (Form S-1 No. 333-194097).

/s/ Ernst & Young LLP

New York, New York

April 2, 2014